EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-132990), Forms S-3 (Nos. 333-118708, 333-106831, 333-96605 and 333-165031) and Forms S-8 (Nos. 333-43776, 333-137913, 333-109047, 333-105375, 333-41290 and 333-146302) of Merriman Curhan Ford Group, Inc. of our reports dated March 18, 2010, with respect to the consolidated financial statements of Merriman Curhan Ford Group, Inc., for the year ended December 31, 2009, and the effectiveness of internal control over financial reporting of Merriman Curhan Ford Group, Inc. as of December 31, 2009 included in this Form 10-K.

/s/ Burr Pilger Mayer, Inc.

San Francisco, California
March 18, 2010